UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2012

MAC-GRAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13495	04-3361982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

404 Wyman Street, Suite 400, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 487-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, the Board of Directors of Mac-Gray Corporation (the “Company”) appointed Paul R. Daoust as a Class III Director of the Company to serve until the Company’s 2012 annual meeting of stockholders.  Mr. Daoust was also appointed to serve on the Compensation Committee of the Board of Directors.

Since December 2008, Mr. Daoust, 64 years old, has served as non-executive chairman of the board of HighRoads, Inc., a privately-held technology-enabled services company that automates the supplier management lifecycle for the human resources function of Fortune 500 companies. From February 2005 until December 2008, Mr. Daoust served as the chairman and chief executive officer of HighRoads. From August 2003 to January 2005, Mr. Daoust was President of Daoust Consulting, LLC, a provider of management consulting services to early- and mid-stage companies. From October 2000 to July 2003, Mr. Daoust was chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for over 28 years and served on their board of directors for nine years. He currently serves on the advisory boards of Brodeur Partners, Employ Insight and LaborMetrix, Inc. Mr. Daoust served as Interim CEO of Salary.com, Inc., formerly a NASDAQ company and provider of software as a service compensation solutions, from January 2010 to October 2010 and also served on Salary.com’s Board of Directors from November 2006 to October 2010 when the company was acquired by Kenexa Corporation.  Mr. Daoust holds a B.A. in Mathematics from Boston College and a Masters of Actuarial Science with distinction from the University of Michigan and he is a Fellow of the Society of Actuaries.

Pursuant to the Company’s current policy regarding director compensation, in connection with his appointment as a Director, the Company will grant to Mr. Daoust, on the fifth business day after his appointment, an option to purchase 5,000 shares of the Company’s common stock. The option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant and will vest in full on May 1, 2013.

In connection with Mr. Daoust’s appointment to the Board, the Company and Mr. Daoust entered into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors. The indemnification agreement requires, among other matters, that the Company indemnify Mr. Daoust to the fullest extent permitted by law for all expenses and liabilities arising out of any proceeding involving Mr. Daoust by reason of his service as a member of the Board and advance to him all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

On January 31, 2012, Christopher T. Jenny, a Director of the Company since 2005, notified the Company’s Board of Directors that, due to the demands of his other professional commitments he does not intend to stand for reelection at the Company’s 2012 annual meeting of stockholders. Accordingly, Mr. Jenny’s term as a Class III Director will expire upon the 2012 annual meeting.  Mr. Jenny is currently President and Senior Partner with The Parthenon Group LLC, a Boston-based private management consulting and investment firm, and he is a member of the firm’s executive committee.  Mr. Jenny has no disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Following the appointment of Mr. Daoust, the Company’s Board of Directors consists of nine directors.  In anticipation of Mr. Jenny’s departure, the Board of Directors expects to return to an eight-person Board effective upon the Company’s 2012 annual meeting, with two Class III director seats to be filled at that meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAC-GRAY CORPORATION

Date: February 1, 2012	By:	/s/ Michael J. Shea
Name: Michael J. Shea
Title: Executive Vice President and Chief Financial Officer